Exhibit 10.18

Pish Posh Baby

320 Cross St

Lakewood, NJ 08701

July 24, 2014

Ber-Line

Asher Berliner

Dear Asher:

Here's the promised summary of what we have agreed upon regarding the inventory investment.

Ber-Line will purchase inventory that is recommended and sourced by Pish Posh. Pish Posh will purchase inventory directly from Ber-line for a rounded 12% increase in price per item except for the final investment which is at a rounded 6% per item. The details of agreement are the following

•	Pishposh will cover the costs of, inbound fright, warehousing and fulfillment
•	Pishposh will not be liable for inventory that doesn't get sold
•	Pishposh will only pay for items sold.
•	Ber-line allows Pishposh to bring in more inventories then sold to help the efficiency and allows us to place orders weekly rather than daily.
•	Pishposh will keep a log of sales and inventory on hand and will be making weekly payments based of the log and sales report
•	A tend of run we will go through log and make sure everything is aligned properly
Date	Investment	Amount Owed
11/13/2013	214,605.00	240,960.00
11/19/2013	214,605.00	240,960.00
12/18/2013	212,040.00	238,080.00
1/30/2014	23,840.00	26,361.00
3/24/2014	37,400.00	41,996.00
3/26/2014	182,380.00	204,763.00
4/10/2014	12,780.00	14,346.00
5/26/2014	163,000.00	173,000.00
Total	$ 1,060,650.00	$ 1,180,466.00

We thank you for your generosity and assistance.

Sincerely,

Asher Berline

/s/ Eli Nojovitz
Eli Nojovitz
COO